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                                                                    Exhibit 99.3

             ACE LIMITED COMPLETES ACQUISITION OF TARQUIN LIMITED

     July 9, 1998--ACE Limited (NYSE: ACL) announced today that it has completed the acquisition of Tarquin Limited, a UK-based holding company which owns Lloyd's managing agency Charman Underwriting Agencies Ltd. and Tarquin Underwriting Limited, its corporate capital provider. In the acquisition, ACE issued approximately 14.3 million ordinary shares to the shareholders of Tarquin.

     Brian Duperreault, chairman, president and chief executive officer of ACE Limited stated: "The completion of this transaction adds to our existing presence in the world's major insurance markets. As the largest managing agency group at Lloyd's, ACE continues to be well-positioned to achieve its strategic expansion in the international specialty insurance and reinsurance arena. We are delighted to have John Charman and his team aboard to help us pursue these objectives."

     The ACE group of companies provides insurance and reinsurance for a diverse group of international clients. Operating subsidiaries are based in Bermuda, the United States, the United Kingdom (Lloyd's), and the Republic of Ireland. At March 31, 1998, ACE Limited had approximately $ 2.8 billion in shareholders' equity and approximately $ 7.0 billion in assets. In April 1998, ACE sold 16.5 million ordinary shares for total proceeds of approximately $ 600 million which increased ACE's shareholders' equity to approximately $ 3.4 billion.

     ACE Limited's press releases are available at no charge through News on Demand Plus by dialing 888-329-8941.

 CONTACT: Investor                             Media
          Helen M. Wilson, 441/299-9283        Wendy Davis Johnson, 441/299-9347